PRESS RELEASE	SOURCE: First Trust Advisors L.P.

Board of First Trust Senior Floating Rate Income Fund II Approves Conversion into an ETF

WHEATON, IL – (BUSINESS WIRE) – December 9, 2025 – First Trust Advisors L.P. (“FTA”) announced today that the Board of Trustees of First Trust Senior Floating Rate Income Fund II (NYSE: FCT), a closed-end fund managed by FTA, approved the reorganization (the “Reorganization”) of FCT into First Trust Flexible Income ETF, a newly created exchange-traded fund (“ETF”) that will be traded on the NYSE and will be an actively managed ETF managed by FTA.

Under the terms of the Reorganization, which is expected to be tax-free, the assets of FCT would be transferred to, and the liabilities of FCT would be assumed by, the new ETF, and shareholders of FCT would receive shares of the new ETF with a value equal to the aggregate net asset value of the FCT shares held by them. It is currently expected that the Reorganization will be consummated during 2026, subject to requisite approval by the shareholders of FCT and satisfaction of applicable regulatory requirements and approvals and customary closing conditions. There is no assurance when or whether such approvals, or any other approvals required for the Reorganization, will be obtained. More information on the Reorganization will be contained in a registration statement and/or proxy materials that will be filed with the SEC in the coming weeks.

FCT is a diversified, closed-end management investment company that seeks to provide a high level of current income with a secondary focus to preserve capital. Under normal market conditions, FCT pursues its investment objectives by investing at least 80% of its Managed Assets in a diversified portfolio of senior secured floating-rate corporate loans. Generally, at least 80% of FCT’s Managed Assets are invested in lower grade debt instruments, although from time to time all of FCT’s Managed Assets may be invested in such lower grade debt instruments. “Managed Assets” means the total asset value of FCT minus the sum of FCT’s liabilities, other than the principal amount of borrowings, if any.

FTA is a federally registered investment advisor and serves as the investment advisor of FCT. FTA and its affiliate First Trust Portfolios L.P. (“FTP”), a FINRA registered broker-dealer, are privately-held companies that provide a variety of investment services. FTA has collective assets under management or supervision of approximately $304 billion as of October 31, 2025 through unit investment trusts, exchange-traded funds, closed-end funds, mutual funds and separately managed accounts. FTA is the supervisor of the First Trust unit investment trusts, while FTP is the sponsor. FTP is also a distributor of mutual fund shares and exchange-traded fund creation units. FTA and FTP are based in Wheaton, Illinois.

Additional Information about the Proposed Reorganization and Where to Find It

This press release is not intended to, and shall not, constitute an offer to purchase or sell shares of FCT or the new ETF; nor is this press release intended to solicit a proxy from any shareholder of FCT. The solicitation of the purchase or sale of securities or of proxies to effect the Reorganization may only be made by a final, effective Registration Statement that includes a definitive Proxy Statement/Prospectus.

This press release references a Registration Statement, which includes a Proxy Statement/Prospectus, to be filed by the new ETF. This Registration Statement has yet to be filed with the SEC. After the Registration Statement is filed with the SEC, it may be amended or withdrawn and the Proxy Statement/Prospectus will not be distributed to shareholders of FCT unless and until the Registration Statement is declared effective by the SEC.

FCT, the new ETF, FTA, FTP and their respective trustees, officers and employees, and other persons may be deemed to be participants in the solicitation of proxies with respect to the proposed Reorganization. Investors and shareholders may obtain more detailed information regarding the direct and indirect interests of FCT’s, the new ETF’s, FTA’s and FTP’s respective directors, trustees, officers and employees by reading the Proxy Statement/Prospectus regarding the proposed Reorganization when it is filed with the SEC.

Investors and security holders of FCT are urged to read the Proxy Statement/Prospectus and other documents filed with the SEC carefully in their entirety when they become available because they will contain important information about the proposed Reorganization. Investors should consider the investment objectives, risks, charges and expenses of FCT and the new ETF carefully. The Proxy Statement/Prospectus will contain information with respect to the investment objectives, risks, charges and expenses, and other important information about FCT and the new ETF. The Proxy Statement/Prospectus will constitute neither an offer to sell securities, nor will it constitute a solicitation of an offer to buy securities, in any state where such offer or sale is not permitted.

Investors may obtain free copies of the Registration Statement and Proxy Statement/Prospectus and other documents (when they become available) filed with the SEC at the SEC’s web site at www.sec.gov. In addition, free copies of the Proxy Statement/Prospectus and other documents filed with the SEC may also be obtained after the Registration Statement becomes effective by calling FTA toll-free at (800) 621-1675.

The information presented is not intended to constitute an investment recommendation for, or advice to, any specific person. By providing this information, First Trust is not undertaking to give advice in any fiduciary capacity within the meaning of ERISA and the Internal Revenue Code. First Trust has no knowledge of and has not been provided any information regarding any investor. Financial advisors must determine whether particular investments are appropriate for their clients. First Trust believes the financial advisor is a fiduciary, is capable of evaluating investment risks independently and is responsible for exercising independent judgment with respect to its retirement plan clients.

Forward Looking Statements

Certain statements made in this press release that are not historical facts are referred to as “forward-looking statements” under the U.S. federal securities laws. Actual future results or occurrences may differ significantly from those anticipated in any forward-looking statements due to numerous factors. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “will” and similar expressions identify forward-looking statements, which generally are not historical in nature. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ from those anticipated in any forward-looking statements. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. FTA, FCT and the new ETF undertake no responsibility to update publicly or revise any forward-looking statements.

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CONTACT: Jeff Margolin – (630) 517-7643

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CONTACT: Daniel Lindquist – (630) 765-8692

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CONTACT: Chris Fallow – (630) 517-7628

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SOURCE: First Trust Advisors L.P.